Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No.: 333-140923

HSI Asset Securitization Corporation (the "Depositor") has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the "SEC"). The Depositor has or will file with the SEC a registration statement (including a prospectus, any free writing prospectus and any related issuer free-writing prospectus) with respect to this offering (the "Offering Documentation"). You may get the Offering Documentation (when completed) for free by searching the SEC online database (EDGAR®) at www.sec.gov.  Alternatively, you may obtain a copy of the Offering Documentation from HSBC Securities (USA) Inc., 452 Fifth Avenue, New York, New York 10018, Attn: HASCO 2007-NC1 or by calling (212) 525-8119.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

The Final Offered Certificates

The certificates consist of the classes of certificates listed below, together with the Class M-10, Class P, Class X and Class R certificates. Only the classes of certificates listed below are offered by the prospectus supplement:

	Initial Class Certificate or Class Notional	Initial Interest	Interest Rate Formula (up to and including the Initial Optional Termination	Interest Rate Formula (after the Initial Optional Termination	Principal	Interest	Initial Certificate Ratings
Class	Balance(1)	Rate(2)	Date)(3)	Date)(4)	Type	Type	Fitch	Moody’s	S&P

A-1	$495,395,000	5.4200%	LIBOR plus 0.100%(5)	LIBOR plus 0.200%(5)	Senior	Variable Rate	AAA	Aaa	AAA
A-2	$81,189,000	5.4600%	LIBOR plus 0.140%(5)	LIBOR plus 0.280%(5)	Senior	Variable Rate	AAA	Aaa	AAA
A-3	$152,344,000	5.5000%	LIBOR plus 0.180%(5)	LIBOR plus 0.360%(5)	Senior	Variable Rate	AAA	Aaa	AAA
A-4	$27,032,000	5.6000%	LIBOR plus 0.280%(5)	LIBOR plus 0.560%(5)	Senior	Variable Rate	AAA	Aaa	AAA
M-1	$44,347,000	5.6000%	LIBOR plus 0.280%(5)	LIBOR plus 0.420%(5)	Subordinate	Variable Rate	AA+	Aa1	AA+
M-2	$41,253,000	5.6300%	LIBOR plus 0.310%(5)	LIBOR plus 0.465%(5)	Subordinate	Variable Rate	AA+	Aa2	AA+
M-3	$25,267,000	5.6700%	LIBOR plus 0.350%(5)	LIBOR plus 0.525%(5)	Subordinate	Variable Rate	AA	Aa3	AA
M-4	$23,205,000	5.9200%	LIBOR plus 0.600%(5)	LIBOR plus 0.900%(5)	Subordinate	Variable Rate	AA-	A1	AA
M-5	$21,142,000	6.0200%	LIBOR plus 0.700%(5)	LIBOR plus 1.050%(5)	Subordinate	Variable Rate	A+	A2	A+
M-6	$18,564,000	6.3200%	LIBOR plus 1.000%(5)	LIBOR plus 1.500%(5)	Subordinate	Variable Rate	A	A3	A
M-7	$18,048,000	6.9700%	LIBOR plus 1.650%(5)	LIBOR plus 2.475%(5)	Subordinate	Variable Rate	A-	Baa1	A-
M-8	$14,439,000	7.3200%	LIBOR plus 2.000%(5)	LIBOR plus 3.000%(5)	Subordinate	Variable Rate	BBB+	Baa2	BBB
M-9	$14,438,000	7.3200%	LIBOR plus 2.000%(5)	LIBOR plus 3.000%(5)	Subordinate	Variable Rate	BBB	Baa3	BBB-

___________
(1)	Subject to variance of plus or minus 10%.
(2)	Reflects the interest rate used in the modeling assumptions.
(3)
Reflects the interest rate formula up to and including the earliest possible distribution date on which the master servicer can exercise the option to purchase the mortgage loans as described in the prospectus supplement under “The Pooling and Servicing Agreement—Termination; Optional Clean-up Call.”

(4)
Reflects the interest rate formula after the option to purchase the mortgage loans is not exercised by the master servicer at the earliest possible distribution date as described in the prospectus supplement under “The Pooling and Servicing Agreement—Termination; Optional Clean-up Call.”

(5)	Subject to the applicable available funds cap limitation as described under “—Payments of Interest—Calculation of Interest Rate.”

Class	Record Date(1)	Delay/Accrual Period(2)	Interest Accrual Convention	Final Scheduled Distribution Date(3)	Expected Final Scheduled Distribution Date(4)	Minimum Denominations(5)	Incremental Denomination	CUSIP Number	ISIN Number
A-1	DD	0 Day	Actual/360	4/25/2037	3/25/2009	$25,000	$1	40430T AA0	US40430TAA07
A-2	DD	0 Day	Actual/360	4/25/2037	8/25/2009	$25,000	$1	40430T AB8	US40430TAB89
A-3	DD	0 Day	Actual/360	4/25/2037	3/25/2013	$25,000	$1	40430T AC6	US40430TAC62
A-4	DD	0 Day	Actual/360	4/25/2037	3/25/2013	$25,000	$1	40430T AD4	US40430TAD46
M-1	DD	0 Day	Actual/360	4/25/2037	3/25/2013	$25,000	$1	40430T AE2	US40430TAE29
M-2	DD	0 Day	Actual/360	4/25/2037	3/25/2013	$25,000	$1	40430T AF9	US40430TAF93
M-3	DD	0 Day	Actual/360	4/25/2037	3/25/2013	$25,000	$1	40430T AG7	US40430TAG76
M-4	DD	0 Day	Actual/360	4/25/2037	3/25/2013	$25,000	$1	40430T AH5	US40430TAH59
M-5	DD	0 Day	Actual/360	4/25/2037	3/25/2013	$25,000	$1	40430T AJ1	US40430TAJ16
M-6	DD	0 Day	Actual/360	4/25/2037	3/25/2013	$25,000	$1	40430T AK8	US40430TAK88
M-7	DD	0 Day	Actual/360	4/25/2037	3/25/2013	$25,000	$1	40430T AL6	US40430TAL61
M-8	DD	0 Day	Actual/360	4/25/2037	3/25/2013	$25,000	$1	40430T AM4	US40430TAM45
M-9	DD	0 Day	Actual/360	4/25/2037	3/25/2013	$25,000	$1	40430T AN2	US40430TAN28

___________
(1)	DD = For any distribution date, the close of business on the business day immediately preceding the distribution date.
(2)
0 Day = For any distribution date, the interest accrual period will be the period beginning on the immediately preceding distribution date (or the closing date, in the case of the first distribution date) and ending on the calendar day immediately before the related distribution date.

(3)	Calculated as the distribution date in the month following the month in which the latest maturity date of any mortgage loan occurs.
(4)
The expected final distribution date is based upon the applicable prepayment and modeling assumptions as described in the prospectus supplement under “Prepayment and Yield Considerations” and the assumption that the master servicer exercises the option to purchase the mortgage loans at the earliest possible distribution date, as described in the prospectus supplement under “The Pooling and Servicing Agreement—Termination; Optional Clean-Up Call.”

(5)	With respect to the initial European investors, the underwriters will only sell offered certificates in minimum total investment amounts of $100,000.